RESTATED
CERTIFICATE OF INCORPORATION
OF
MELINTA THERAPEUTICS, INC.

Melinta Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.The name of the corporation is Melinta Therapeutics, Inc. and the name under which the corporation originally incorporated is Cempra, Inc. The date the original Certificate of Incorporation was filed was February 2, 2012.
2.This Restated Certificate of Incorporation, which amends and restates in its entirety the Certificate of Incorporation of the corporation, is authorized by and is being filed in connection with the Modified Amended Joint Chapter 11 Plan of Reorganization of Melinta Therapeutics, Inc. and its debtors affiliates, dated March 31, 2020 (as such plan may be amended from time to time, the “Plan of Reorganization”), and was duly adopted pursuant to Sections 242, 245 and 303 of the DGCL. The Plan of Reorganization was confirmed by order entered on April 11, 2020 by the United States Bankruptcy Court for the District of Delaware.
3.The text of the Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:
1.  The name of the corporation is Melinta Therapeutics, Inc.
2.      The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.      The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.001.
5.      The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.
6.      Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.
7.      The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.
8.      A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
9.      Notwithstanding anything to the contrary herein, the corporation shall in no event issue any class of non-voting equity securities in violation of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing prohibition (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (c) may be amended or eliminated in accordance with applicable law from time to time in effect. The prohibition on the issuance of nonvoting equity securities is included in this Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C.§ 1123(a)(6)).

10.      The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article TENTH will only be prospective and will not affect the rights under this Article TENTH in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate of Incorporation, the affirmative vote of a majority of the holders of Common Stock will be required to amend or repeal, or to adopt any provision inconsistent with this Article TENTH.

IN WITNESS WHEREOF, I have signed this Restated Certificate of Incorporation this 20th day of April, 2020.

/s/ Jennifer Sanfilippo
By: Jennifer Sanfilippo
Title: Interim Chief Executive Officer